EXHIBIT 11

RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           SIX MONTHS ENDED
                                   -----------------------------------
                                      April 2,          March 28,
                                       2000                1999
                                   --------------     ----------------
NET INCOME PER SHARE COMPUTED AS
 FOLLOWS:
  BASIC:
   1.  Net Income available to
       common shareholders          $   26,718,000      $  25,371,000
                                    ==============     ===============
   2.  Weighted average common
       shares outstanding -- Basic      46,336,761         46,576,050
                                    ==============     ===============
   3.  Basic net income per share
        (Item 1 divided by Item 2)         $.58              $.54
                                    ==============     ===============

DILUTED:
   1.  Net income available to
       common shareholders           $  26,718,000      $  25,371,000
                                    ===============    ================
   2.  Weighted average common
       shares outstanding - Basic       46,336,761         46,576,050

   3.  Weighted potential shares under
       stock options computed for the
       periods using the Treasury
       Stock Method                        116,045             256,004
                                    ----------------    ---------------
   4.  Weighted average common
       shares outstanding - Diluted     46,452,806          46,832,054
                                    ================    ===============

   5.  Net Income Per Share (Item
        1 divided by Item 4)                 $ .58              $.54
                                    ================    ================